Exhibit 99.1

COMPANY CONTACT:
Steve Loomis, Chief Financial Officer
sloomis@cardiodynamics.com
800-778-4825, Ext. 1015

CardioDynamics Announces Investors
Retain $5.25 Million 8% Convertible Debt Securities

Maturity Date Remains April 11, 2011, with $8.05 Conversion Price

SAN DIEGO, CA—January 14, 2009--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ® impedance cardiography (ICG) technology, today announced that the Company’s note holders had not exercised their “put” rights regarding the $5.25 million, 8% subordinated convertible debt securities.   The terms of the notes provided an option under which the holders had an opportunity to elect, in January 2009, to be repaid in April 2009.  Since the put option expired unexercised, the maturity date for the debt remains April 11, 2011.  The convertible notes carry an 8% interest rate, payable in cash semi-annually with a conversion price of $8.05 per share.

"We are pleased that our debt holders have chosen to remain invested in CardioDynamics, “stated Michael K. Perry, Chief Executive Officer.  “We have seen continued improvement in our operating performance with seven consecutive quarters of revenue growth and an 83% reduction in operating loss over the past two years.  Our objective for 2009 is to continue the positive growth trend and to achieve cash flow break-even for the full fiscal year.”

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ® Impedance Cardiography (ICG).  The Company develops, manufactures and markets noninvasive BioZ® ICG products and medical device electrodes.  The Company's BioZ® ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease.  Partners include GE Healthcare, Philips Medical Systems, and Mindray.  For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s sole dependence on the BioZ® product line, positive growth trends, achievement of cash flow break-even and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Form 10-K.  The Company does not undertake to update the disclosures contained in this press release.